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                                                               Exhibit 4(b)(iii)

(CUNA MUTUAL GROUP LOGO)
CUNA Mutual Insurance Society
Administrative Office
P.O. Box 61-Waverly, IA 50677-0061

Phone: 800/799-5433

                       EXECUTIVE BENEFIT PLAN ENDORSEMENT

SECTION 1. GENERAL INFORMATION

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
WHAT IS OUR AGREEMENT            Our agreement with you includes this endorsement as a
WITH YOU?                        part of the policy or contract (herein referred to as
                                 "policy") to which it is attached. The provisions of the
                                 policy apply to this endorsement unless changed by this
                                 endorsement.
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SECTION 2. BENEFIT

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
WHAT IS THE BENEFIT              This endorsement waives the surrender charges or deferred
PROVIDED BY THIS                 charges on the policy to which it is attached subject to
ENDORSEMENT?                     the following:

                                      a.) this policy is surrendered and the proceeds are
                                        used to fund a new policy provided through CUNA
                                        Mutual Insurance Society or an affiliate;

                                      b.) this policy is owned by a business or a trust;

                                      c.) the new policy is owned by the same entity;

                                      d.) the insured or annuitant under this policy is a
                                        selected manager or a highly compensated employee
                                        (as those terms are defined by Title 1 of the
                                        Employee Retirement Income Security Act, as
                                        amended);

                                      e.) the insured or annuitant under the new policy is
                                        also a selected manager or a highly compensated
                                        employee;

                                      f.) we receive an application for the new policy;
                                        and

                                      g.) we have evidence of insurability satisfactory to
                                        us.

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SECTION 3. CHARGES

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
IS THERE A CHARGE FOR THIS       There is no charge for this benefit. However, if you
BENEFIT?                         exercise the right provided by this endorsement during
                                 the first two policy years, we reserve the right to
                                 charge a fee to offset expenses incurred. Any fee charged
                                 will never be greater than $150.00.
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CUNA Mutual Insurance Society
A Mutual Insurance Company


/s/ Jeff Post
President

98-EBP